Exhibit 10.1

AMENDMENT NO. 2
TO THE
EMPLOYMENT AGREEMENT

AMENDMENT NO. 2 (the “Second Amendment”) by and between Chimera Investment Corporation (the “Company”) and Matthew Lambiase (“Executive”), effective as of March 31, 2016.

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated August 5, 2015, as amended by that certain Amendment No. 1 effective January 20, 2016 (as so amended, the “Agreement”); and

WHEREAS, the Board of Directors desires to amend the Agreement to set the performance targets and target bonuses for the Executive’s compensation in 2016, 2017 and 2018 to align with similar performance and bonus targets for executive officers in peer companies.

            NOW, THEREFORE, BE IT RESOLVED, that the Agreement is hereby amended by the Second Amendment as follows:

1.	Amendment to Agreement.
The Agreement is amended by deleting Exhibit A attached thereto in its entirety and replacing it with Exhibit A attached hereto.

2.	Effective Date of Amendment; Ratification and Confirmation.
The Second Amendment shall become effective upon approval by the Board of Directors. In all other respects, the Agreement is hereby ratified and confirmed.

3.	Governing Law.

THE SECOND AMENDMENT SHALL BE GOVERNED BY NEW YORK LAW WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF, EXCEPT TO THE EXTENT SUCH LAW IS PREEMPTED BY FEDERAL LAW.

      4.      Counterparts

This Second Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first above written.

CHIMERA INVESTMENT CORPORATION

By:	/s/ Robert Colligan
Name: Robert Colligan
Title: Chief Financial Officer

MATTHEW LAMBIASE

By:	/s/ Matthew Lambiase
Name: Matthew Lambiase

Exhibit A

Annual Performance Bonus

The following summarizes the material terms of the annual bonus (“Annual Bonus”) set forth in Section 3(b)(ii) of the Agreement to which this Exhibit A is attached.  Unless otherwise specified in this Exhibit A, all defined terms have the meanings set forth in the Agreement.

1.     Performance Period.  The Annual Bonus will be payable for each of the following performance periods (each, a “Performance Period”).

January 1, 2016 through December 31, 2016

January 1, 2017 through December 31, 2017

January 1, 2018 through December 31, 2018

Except as otherwise provided in the Agreement, Executive will be eligible to receive the Annual Bonus only if Executive remains employed by the Company through the last day of the applicable Performance Period. For the avoidance of doubt, Executive will not be entitled to an Annual Bonus for any Performance Period beginning on or after Executive’s termination of employment for any reason.

Any Annual Bonus will be subject to achievement of the performance goals described herein. In no event will Executive receive any unpaid Annual Bonus in the event Executive’s employment is terminated by the Company for Cause or by Executive (other than for Good Reason as described above).

2.     Target Bonus.  For each Performance Period, Executive’s target annual bonus (the “Target Bonus”) will be equal to $4,000,000, which Target Bonus may be adjusted by the Compensation Committee to account for the consummation of strategic initiatives, such as capital raises and M&A transactions.  Executive is eligible to receive an Annual Bonus from 0% to 150% of the Target Bonus for each Performance Period, based on performance as described below.

3.     Performance Components.  The Annual Bonus will consist of three components:

50%	of the Annual Bonus will be payable based on the Company’s return on average equity (“ROAE” and such portion of the Annual Bonus, the “ROAE Bonus”).

25%
 of the Annual Bonus will be payable based on the Company’s three-year total shareholder return (“TSR” and such portion of the Annual Bonus, the “TSR Bonus”) for the three year period beginning on the first day of the applicable Performance Period (the “TSR Measurement Period”).  TSR is measured by the increase in the share price of the Company’s common stock during the relevant TSR Measurement Period by comparing the price at the end of the current period to the price at the end of the prior period, and assuming reinvestment of dividends paid, if any, on common stock during the period. Share price shall be calculated as the average of the NYSE closing prices of the Company’s common stock on the last 20 trading days of each relevant TSR Measurement Period. TSR shall be compared to that of the constituents of the NAREIT FTSE Mortgage Home Financing index, which are calculated using a 20 trading day average price. The Company’s stock price, and any companies that are not in the index at the beginning and end of the relevant TSR Measurement Period, shall be excluded from the TSR calculation for the index, provided that a company that ceases to be included in the index due to its bankruptcy, insolvency, or voluntary liquidation will continue to be included in the TSR calculation for the index and will automatically be included as the lowest performing company in the index.

25%	of the Annual Bonus will be payable at the discretion of the Committee (such portion of the Annual Bonus, the “Discretionary Bonus”).

4.   Definition of ROAE.

For purposes of the ROAE Bonus: “ROAE” means (i) Company Return, divided by (ii) Company Average Equity, for the 12 month Performance Period.

“Company Return” means net income as determined in accordance with GAAP, but excluding non-cash, non-operating expense items such as depreciation expense, amortization of goodwill and other non-cash, non-operating expense items as determined by the Compensation Committee in its sole discretion for the applicable Performance Period.  If, for any portion of any Performance Period, (i) the Company does not use hedge accounting or (ii) its derivative hedging instruments or any portion thereof are otherwise deemed ineffective, which in either case, results in changes in the value of such hedging instruments being recorded in the Company’s GAAP income statement, then any gains or losses from such hedging instruments will also be excluded from the calculation of Company Return.

“Company Average Equity” means the stockholders’ equity of the Company as determined in accordance with GAAP, but excluding accumulated other comprehensive income or loss (which, among other things, reflects unrealized gains or losses in the Company’s residential mortgage-backed securities portfolio), stockholders’ equity attributable to preferred stock and other items as determined by the Compensation Committee in its sole discretion for the applicable Performance Period.  For purposes of calculating ROAE, Company Average Equity will be determined based on the average of the Company’s stockholders’ equity calculated as described in the preceding sentence as of the last day of each month during the applicable Performance Period.

5.   ROAE Bonus

For each Performance Period, the target amount of the ROAE Bonus will be equal to 50% of the Target Bonus, and Executive will be eligible to receive from 0% to 150% of such target amount of ROAE Bonus.

For purposes of the ROAE Bonus:

The	“ROAE Target” will be the greater of (x) the 2 Year Treasury Rate + 400 basis points or (y) 14%; provided that the ROAE Target will not exceed 16%.

The	“2 Year Treasury Rate” will be calculated as the average of the weekly 2 year Treasury note rates published in the U.S. Federal Reserve H.15 Report for the 52 weeks in the Performance Period.

The following table sets forth the percentage of the ROAE Target payable based on ROAE achieved for the ·January 1, 2016 through December 31, 2016 Performance Period:

ROAE Achieved	Percentage of ROAE Target Payable
0% to 10%	0% to 50% by linear interpolation
12%	75%
14%	100%
16%	125%
18%	150%

For ROAE achieved between 10% and 18% but that is not set forth in the above table, between 50% and 150% of the ROAE Target will be payable, determined by linear interpolation.  The percentage of the ROAE Target payable based on ROAE achieved for each subsequent Performance Period shall be set by the Compensation Committee based on the performance of the Company’s investment portfolio, expected market conditions, and other factors as determined in the discretion of the Compensation Committee.

100% of the ROAE Bonus will be paid in cash between January 1 and March 15 of the year following the last day of the applicable Performance Period.

6.   TSR Bonus

For each Performance Period, Executive will be granted a target number of PSUs under the Equity Bonus Plan having an aggregate value on the first day of the Performance Period equal to 25% of the Target Bonus (the “Target PSUs”).  Subject to Executive’s continuing employment through the last day of the TSR Measurement Period, between 0% and 150% of the Target PSUs will vest and be paid in common stock of the Company between January 1 and March 15 of the year following the last day of the applicable TSR Measurement Period, based on the performance of our TSR compared to that of the constituents of the NAREIT FTSE Mortgage Home Financing index (measured as a percentile), as follows:

Three-Year TSR	Percentage of Target PSUs Vesting and Payable
Less than 25th Percentile	0%
25th Percentile	50%
50th Percentile	100%
75th Percentile	150%

For any TSR achieved between 25th and 75th percentile and not specified in the above table, between 50% and 150%, the percentage of the Target PSUs that will vest for the applicable TSR Measurement Period will be determined by linear interpolation.

Notwithstanding anything herein to the contrary, upon the consummation of a Change in Control, (i) the percentage of the Target PSUs that would have vested in accordance with the preceding table based on the Company’s actual average TSR from the grant date through the date of such Change in Control will be eligible to vest on the last day of the applicable TSR Measurement Period, subject only to Executive’s continuing employment with the Company (except as otherwise provided in Sections 5(a), 5(b) or 5(e) of the Agreement), and (ii) any portion of the Target PSUs that would not have vested in accordance with the preceding table based on the Company’s actual average TSR from the grant date through the date of such Change in Control will be forfeited as of such Change in Control with no compensation due therefor.

7.           Discretionary Bonus.

For each Performance Period, the target amount of the Discretionary Bonus will be equal to 25% of the Target Bonus, and Executive will be eligible to receive from 0% and 150% of the target amount of such Discretionary Bonus. The amount of the Discretionary Bonus will be determined by the Compensation Committee based upon any factors deemed relevant and appropriate by the Compensation Committee in its sole discretion, as determined within 90 days after commencement of the Performance Period and communicated to Executive, including without limitation, the Company’s relevant stock price and/or TSR relative to its peers, the Company’s leverage strategy relative to business plan and peers, the Company’s other asset management activities and Executive’s individual performance.  The achievement of such factors will be considered in evaluating Executive’s performance in respect of any such Discretionary Bonus; provided, however, that the final determination of such Discretionary Bonus, including the amount thereof to be awarded, will be in the sole discretion of the Compensation Committee.

For the 2016 Performance Period, the Discretionary Bonus will be paid 66.7% in cash and 33.3% in restricted stock or RSUs.  For the 2017 and 2018 Performance Periods, 100% of the Discretionary Bonus will be paid in restricted stock or RSUs.  The restricted stock or RSUs will vest in equal annual installments on the first three anniversaries of the grant date, subject to Executive’s continuing employment with the Company (except as otherwise provided in Sections 5(a), 5(b) or 5(e) of the Agreement) and the terms and conditions of the Equity Compensation Plan and the applicable award agreement.  Such amounts will be paid and restricted stock or RSUs granted between January 1 and March 15 of the year following the year to which the Discretionary Bonus relates.

8.           Dividend Equivalents.

Dividend equivalents will accrue on RSUs and PSUs that become vested hereunder as and when dividends are paid to the Company’s shareholders and will be paid to Executive in cash, shares or a combination thereof, as determined by the Committee in its sole discretion, at the time such RSUs or PSUs are settled.

9.   Committee Determinations

All determinations with respect to the Annual Bonus, including, without limitation, the amount, if any, that is payable to Executive for each Performance Period, will be made by the Compensation Committee, in good faith and in compliance with this Exhibit A.  All such determinations will be final and binding on Executive and the Company.